Filed Pursuant to Rule 424(b)(3)
                                                  Registration Nos. 333-59942
                                                                    333-59942-01
                                                                    333-59942-02

This Prospectus Supplement and the accompanying Prospectus relate to an effective registration statement under the Securities Act of 1933, but are not complete and may be changed. This Prospectus Supplement and the accompanying Prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED MARCH 19, 2003

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 1, 2001)

Ratings:

Standard & Poor's: "AAA" Moody's: "Aaa" (See "Ratings" herein)

                                   $65,000,000

                               [Gulf Power logo]]

             Series F % Senior Insured Quarterly Notes (IQ NotesSM*)

                                due April 1, 2033

     The Series F Senior Notes bear interest at the rate of % per year. Interest on the Series F Senior Notes is payable quarterly on January 1, April 1, July 1 and October 1 of each year, beginning July 1, 2003. The Series F Senior Notes will mature on April 1, 2033. The Series F Senior Notes are redeemable by Gulf Power Company on or after April 1, 2008. Gulf Power Company will also redeem the Series F Senior Notes, subject to some limitations, at the option of the representative of any deceased beneficial owner of the Series F Senior Notes on or after April 1, 2008. The Series F Senior Notes do not have the benefit of any sinking fund.

     The Series F Senior Notes are unsecured and rank equally with all of Gulf Power Company's other unsecured indebtedness and will be effectively subordinated to all secured debt of Gulf Power Company. The Series F Senior Notes will be issued only in registered form in denominations of $1,000 and any integral multiple thereof.

     Payments of principal and interest on the Series F Senior Notes when due will be insured by a financial guaranty insurance policy to be issued by XL Capital Assurance Inc.

                            [Capital Assurance logo]

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                                                 Per     Total
                                                                               Series F
                                                                                 Senior
                                                                                  Note

Initial Public Offering Price(1) %                                              $
Underwriting Discounts and Commissions %                                        $
Net Proceeds, before expenses, to Gulf Power Company %                          $

     (1) The initial public offering price set forth above does not include accrued interest, if any. Interest on the Series F Senior Notes will accrue from the date the Series F Senior Notes are issued.

     See "Risk Factors" on page S-3 for a description of certain risks associated with investing in the Series F Senior Notes.

     It is expected that the Series F Senior Notes will be ready for delivery in book-entry form only through The Depository Trust Company, on or about March , 2003.

*IQ Notes is a service mark of Edward D. Jones & Co., L.P.

Edward D. Jones & Co., L.P.                                 Goldman, Sachs & Co.

                                        The date of this Prospectus Supplement
is March , 2003.

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus. You must not rely on any unauthorized information or representations. This Prospectus Supplement and accompanying Prospectus is an offer to sell only the Series F Senior Notes and only under circumstances and in jurisdictions where it is lawful to do so. The information incorporated by reference or contained in this Prospectus Supplement and accompanying Prospectus is current only as of its date.

                                       Table of Contents
                                     Prospectus Supplement

                                                                                            Page
Risk Factors                                                                                 S-3
The Company                                                                                  S-3
Selected Financial Information                                                               S-3
Use of Proceeds                                                                              S-4
Description of the Series F Senior Notes                                                     S-4
The Policy and the Insurer                                                                   S-9
Ratings                                                                                     S-12
Underwriting                                                                                S-13
Experts                                                                                     S-14
Appendix A-- Form of Policy                                                                  A-1
Appendix B-- Form of Redemption Request                                                      B-1
                                           Prospectus

About this Prospectus                                                                          2
Available Information                                                                          2
Incorporation of Certain Documents by Reference                                                2
Selected Information                                                                           4
Gulf Power Company                                                                             5
The Trusts                                                                                     5
Accounting Treatment of Trusts                                                                 6
Use of Proceeds                                                                                6
Description of the Senior Notes                                                                6
Description of the Junior Subordinated Notes                                                  10
Description of the Preferred Securities                                                       15
Description of the Guarantees                                                                 16
Relationship Among the Preferred Securities, the Junior Subordinated Notes and the            18
Guarantees
Plan of Distribution                                                                          19
Legal Matters                                                                                 20
Experts                                                                                       20

                                  RISK FACTORS

     Investing in the Series F Senior Notes involves risk. Please see the risk factors in Gulf Power Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which is incorporated by reference in this Prospectus Supplement. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The risks and uncertainties not presently known to Gulf Power Company or that Gulf Power Company currently deems immaterial may also impair its business operations, its financial results and the value of the Series F Senior Notes.

                                   THE COMPANY

     Gulf Power Company (the "Company") is a corporation organized under the laws of the State of Maine on November 2, 1925, and admitted to do business in Florida on January 15, 1926, in Mississippi on October 25, 1976 and in Georgia on November 20, 1984. The mailing address of the Company's principal executive offices is One Energy Place, Pensacola, Florida 32520-0100, and the telephone number is (850) 444-6111. The Company is a wholly owned subsidiary of The Southern Company ("Southern").

     The Company is a regulated public utility engaged in the generation, transmission, distribution and sale of electric energy within an approximately 7,400 square mile service area within the northwestern portion of the State of Florida.

                         SELECTED FINANCIAL INFORMATION

     The following data is qualified in its entirety by reference to and, therefore, should be read together with the detailed information and financial statements appearing herein, in the accompanying Prospectus or in the documents incorporated herein by reference.

                                                                  Year Ended December 31,
                                                                   -----------------
                                                      1998        1999       2000    2001       2002
                                                      -----      -----    -------  --------     -----
                                                             (Thousands, except ratios)

Operating Revenues                                  $ 650,518 $ 674,099 $  714,319 $ 725,203   $  820,467
Earnings Before Income Taxes                           89,356   86,515     82,607 89,716        104,397
Net Income After Dividends on Preferred Stock          56,521   53,667     51,843 58,307         67,036
Ratio of Earnings to Fixed Charges(1)                    3.83     3.62       3.38  3.64            3.52



                                                                               Capitalization
                                                                          As of December 31, 2002
                                                                            ------------------
                                                                      Actual             As Adjusted(2)

                                                                      -------            --------------
                                                                        (Thousands, except percentages)

Common Stock Equity                                                  $    549,505 $559,505         47.8%
Cumulative Preferred Stock                                                  4,236        4,236      0.4
Company Obligated Mandatorily Redeemable Preferred
Securities of
   Subsidiary Trusts Holding Company Junior Subordinated                  155,000      155,000     13.2
   Notes
Senior Notes                                                              216,757      236,757     20.2
Other Long-Term Debt                                                      235,283      215,283     18.4
                                                                          -------     --------    -----
Total                                                                $  1,160,781 $1,170,781      100.0%
                                                                        -----    -------          -----


(1) This ratio is computed as follows: (i) "Earnings" have been calculated by adding to "Earnings Before Income Taxes" "Interest Expense, Net of Amounts Capitalized," "Distributions on Preferred Securities of Subsidiary" and the debt portion of allowance for funds used during construction; and (ii) "Fixed Charges" consist of "Interest Expense, Net of Amounts Capitalized," "Distributions on Preferred Securities of Subsidiary" and the debt portion of allowance for funds used during construction.

(2) Reflects (i) the receipt in January 2003 of $10,000,000 in capital contributions from Southern; (ii) the proposed redemption in April 2003 of $45,000,000 aggregate principal amount of Series E 6.00% Senior Notes due January 30, 2012; (iii) the proposed redemption in April 2003 of $20,000,000 aggregate principal amount of Series B 7.50% Junior Subordinated Notes due June 30, 2037; and (iv) the issuance of the Series F Senior Notes offered hereby.

                                 USE OF PROCEEDS

     The proceeds from the sale of the Series F Senior Notes will be used by the Company to redeem in April 2003 the $20,000,000 outstanding principal amount of its Series B 7.50% Junior Subordinated Notes due June 30, 2037 and the $45,000,000 outstanding principal amount of its Series E 6.00% Senior Notes due January 30, 2012. These redemptions are subject to the Company's closing of the sale of the Series F Senior Notes.

                    DESCRIPTION OF THE SERIES F SENIOR NOTES

     Set forth below is a description of the specific terms of the Series F % Senior Notes due April 1, 2033 (the "Series F Senior Notes"). This description supplements, and should be read together with, the description of the general terms and provisions of the senior notes set forth in the accompanying Prospectus under the caption "Description of the Senior Notes." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Senior Note Indenture dated as of January 1, 1998, as supplemented (the "Senior Note Indenture"), between the Company and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee (the "Senior Note Indenture Trustee").

General

     The Series F Senior Notes will be issued as a series of senior notes under the Senior Note Indenture. The Series F Senior Notes will initially be issued in the aggregate principal amount of $65,000,000. The Company may, without the consent of the holders of the Series F Senior Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms, including the benefit of the Policy (as defined below), as the Series F Senior Notes. Any additional notes having such similar terms, together with the Series F Senior Notes, will constitute a single series of senior notes under the Senior
Note Indenture.

     The entire principal amount of the Series F Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on April 1, 2033. The Series F Senior Notes are not subject to any sinking fund provision. The Series F Senior Notes are available for purchase in denominations of $1,000 and any integral multiple thereof.

Interest

     Each Series F Senior Note shall bear interest at the rate of % per annum (the "Securities Rate") from the date of original issuance, payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year (each, an "Interest Payment Date") to the person in whose name such Series F Senior Note is registered at the close of business on the fifteenth calendar day prior to such payment date (whether or not a Business Day). The initial interest payment date is July 1, 2003. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Series F Senior Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. "Business Day" means a day other than (i) a Saturday or Sunday,
(ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or (iii) a day on which the Senior Note Indenture Trustee's corporate trust office is closed for business.

Ranking

     The Series F Senior Notes will be direct, unsecured and unsubordinated obligations of the Company ranking equally with all other unsecured and unsubordinated obligations of the Company. The Series F Senior Notes will be effectively subordinated to all secured debt of the Company, including its first mortgage bonds, aggregating approximately $169,930,000 outstanding at December 31, 2002. The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by the Company.

Special Insurance Provisions of the Senior Note Indenture

     Subject to the provisions of the Senior Note Indenture, so long as the Insurer (as defined below) is not in default under the Policy, the Insurer shall be entitled to control and direct the enforcement of all rights and remedies with respect to the Series F Senior Notes upon the occurrence and continuation of an Event of Default (as defined in the Senior Note Indenture).

Optional Redemption

     The Company shall have the right to redeem the Series F Senior Notes, in whole or in part, without premium, from time to time, on or after April 1, 2008, upon not less than 30 nor more than 60 days' notice, at a redemption price (the "Redemption Price") equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the date of redemption (the "Redemption Date").

     If notice of redemption is given as aforesaid, the Series F Senior Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price together with any accrued interest thereon, and from and after such date (unless the Company shall default in the payment of the Redemption Price and accrued interest) such Series F Senior Notes shall cease to bear interest. If any Series F Senior Note called for redemption shall not be paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the Redemption Date at the Securities Rate. See "Description of the Senior Notes--Events of Default" in the accompanying Prospectus.

     Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Series F Senior Notes by tender, in the open market or by private agreement.

Limited Right of Redemption upon Death of a Beneficial Owner

     On or after April 1, 2008 and unless the Series F Senior Notes have been declared due and payable prior to their maturity by reason of an Event of Default or have been previously redeemed or otherwise repaid, the Representative (as defined below) of a deceased Beneficial Owner (as defined below) of the Series F Senior Notes has the right to request redemption prior to maturity of all or part of his or her interest in such Series F Senior Notes and the Company will redeem the same subject to the limitations that the Company will not be obligated to redeem during any twelve-month period that ends on and includes each April 1 after April 1, 2008 (each such twelve-month period being hereinafter referred to as a "Subsequent Period") (i) on behalf of a deceased Beneficial Owner any interest in the Series F Senior Notes which exceeds $25,000 aggregate principal amount or (ii) interests in the Series F Senior Notes exceeding $1,300,000 in aggregate principal amount for all Representatives requesting redemption upon the death of Beneficial Owners.

     The Company may, at its option, redeem interests of any deceased Beneficial Owner in the Series F Senior Notes in any Subsequent Period in excess of the $25,000 limitation. Any such redemption by the Company, to the extent that it exceeds the $25,000 limitation for any deceased Beneficial Owner, shall not be included in the computation of the $1,300,000 aggregate limitation for the Series F Senior Notes for such Subsequent Period or for any succeeding Subsequent Period. The Company may, at its option, redeem interests of deceased Beneficial Owners in the Series F Senior Notes in any Subsequent Period in an aggregate principal amount exceeding the $1,300,000 aggregate limitation. Any such redemption by the Company, to the extent it exceeds the $1,300,000 aggregate limitation, shall not reduce the $1,300,000 aggregate limitation for any Subsequent Period. Upon any determination by the Company to redeem Series F Senior Notes in excess of the $25,000 limitation or the $1,300,000 aggregate limitation, such Series F Senior Notes shall be redeemed in the order of the receipt of Redemption Requests (as defined below) by the Senior Note Indenture Trustee.

     A request for redemption of an interest in the Series F Senior Notes may be initiated by the personal representative or other person authorized to represent the estate of the deceased Beneficial Owner or from a surviving joint tenant(s) or tenant(s) by the entirety or the trustee of a trust (each, a "Representative"). A Representative may initiate a request for redemption at any time and in any principal amount, provided that the principal amount is in integral multiples of $1,000. The Representative shall deliver its request to the Participant (as defined below) through whom the deceased Beneficial Owner owned such interest, in form satisfactory to the Participant, together with evidence of the death of the Beneficial Owner, evidence of the authority of the Representative satisfactory to the Participant, any waivers, notices or certificates as may be required under applicable state or federal law and any other evidence of the right to such redemption as the Participant requires. The request shall specify the principal amount of the interest in the Series F Senior Notes to be redeemed, which amount must be in integral multiples of $1,000. Subject to the rules and arrangements applicable to The Depository Trust Company ("DTC"), the Participant will then deliver to DTC a request for redemption substantially in the form attached to this Prospectus Supplement as Appendix B (a "Redemption Request"). DTC will, upon receipt of a Redemption Request, forward the same to the Senior Note Indenture Trustee. The Senior Note Indenture Trustee is required to maintain records with respect to each Redemption Request received by it, including the date of receipt, the name of the Participant filing the Redemption Request and the status of each Redemption Request with respect to the $25,000 limitation and the $1,300,000 aggregate limitation. The Senior Note Indenture Trustee will promptly file with the Company each Redemption Request it receives, together with the information regarding the eligibility of the Redemption Request with respect to the $25,000 limitation and the $1,300,000 aggregate limitation. The Company, DTC and the Senior Note Indenture Trustee (i) may conclusively assume, without independent investigation, that the statements contained in each Redemption Request are true and correct and (ii) shall have no responsibility (a) for reviewing any documents submitted to the Participant by the Representative or for determining whether the applicable decedent is in fact the Beneficial Owner of the interest in the Series F Senior Notes to be redeemed or is in fact deceased and (b) for determining whether the Representative is duly authorized to request redemption on behalf of the applicable Beneficial Owner.

     On or after April 1, 2008 and subject to the $25,000 limitation and the $1,300,000 aggregate limitation, the Company will, after the death of any Beneficial Owner, redeem the interest of such Beneficial Owner in the Series F Senior Notes within 60 days following receipt by the Company of a Redemption Request from the Senior Note Indenture Trustee. If Redemption Requests exceed the aggregate principal amount of interests in Series F Senior Notes required to be redeemed during any Subsequent Period, then such excess Redemption Requests will be applied, in the order received by the Senior Note Indenture Trustee, to successive Subsequent Periods, regardless of the number of Subsequent Periods required to redeem such interests. The Company may, at any time, notify the Senior Note Indenture Trustee that it will redeem such interests. The Company may, at any time, notify the Senior Note Indenture Trustee that it will redeem, on a date not less than 30 nor more than 60 days after the date of such notice, all or any lesser amount of Series F Senior Notes for which Redemption Requests have been received but which are not then eligible for redemption by reason of the $25,000 limitation or the $1,300,000 aggregate limitation. Such Series F Senior Notes will be redeemed in the order of receipt of Redemption Requests by the Senior Note Indenture Trustee.

     The price to be paid by the Company for the Series F Senior Notes to be redeemed pursuant to a Redemption Request is 100% of the principal amount thereof plus accrued but unpaid interest to the date of payment. Subject to arrangements with DTC, payment for interests in the Series F Senior Notes to be redeemed shall be made to DTC upon presentation of the Series F Senior Notes to the Senior Note Indenture Trustee for redemption in the aggregate principal amount specified in the Redemption Requests submitted to the Senior Note Indenture Trustee by DTC which are to be fulfilled in connection with such payment. The principal amount of any Series F Senior Notes acquired or redeemed by the Company other than by redemption at the option of any Representative of a deceased Beneficial Owner shall not be included in the computation of either the $25,000 limitation or the $1,300,000 limitation for any Subsequent Period.

     A "Beneficial Owner" means the person who has the right to sell, transfer or otherwise dispose of an interest in a Series F Senior Note and the right to receive the proceeds from a Series F Senior Note, as well as the interest and principal payable to the holder of a Series F Senior Note. In general, a determination of beneficial ownership in the Series F Senior Notes will be subject to the rules, regulations and procedures governing DTC and institutions that have accounts with DTC or a nominee thereof ("Participants").

     An interest in a Series F Senior Note held in tenancy by the entirety, by joint tenancy or by tenants in common will be deemed to be held by a single Beneficial Owner, and the death of a tenant by the entirety, joint tenant or tenant in common will be deemed the death of a Beneficial Owner. The death of a person who, during his or her lifetime, was entitled to substantially all of the rights of a Beneficial Owner of an interest in the Series F Senior Notes will be deemed the death of the Beneficial Owner, regardless of the recordation of such interest on the records of the Participant, if such rights can be established to the satisfaction of the Participant and the Company. Such interests shall be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act, community property or other similar joint ownership arrangements, including individual retirement accounts or Keogh H.R. 10 plans maintained solely by or for the decedent or by or for the decedent and any spouse, and trust and certain other arrangements where one person has substantially all of the rights of a Beneficial Owner during such person's lifetime.

     In the case of a Redemption Request that is presented on behalf of a deceased Beneficial Owner and that has not been fulfilled at the time the Company gives notice of its election to redeem the Series F Senior Notes, the Series F Series Notes that are the subject of such pending Redemption Request shall not be eligible for redemption pursuant to the Company's option to redeem but shall remain subject to redemption pursuant to such Redemption Request.

     Any Redemption Request may be withdrawn by the person(s) presenting such request upon delivery of a written request for such withdrawal given by the Participant on behalf of such person(s) to DTC and by DTC to the Senior Note Indenture Trustee prior to the redemption payment by the Company.

     During any time in which the Series F Senior Notes are not represented by one or more global securities and are issued in definitive form (i) all references to Participants and DTC, including DTC's governing rules, regulations and procedures will be deemed deleted, (ii) all determinations which the Participants are required to make will be made by the Company (including, without limitation, determining whether the applicable decedent is in fact the Beneficial Owner of the interest in the Series F Senior Notes to be redeemed or is in fact deceased and whether the Representative is duly authorized to request redemption on behalf of the applicable Beneficial Owner) and (iii) all Redemption Requests, to be effective, must (a) be delivered by the Representative to the Senior Note Indenture Trustee, with a copy to the Company,
(b) if required by the Senior Note Indenture Trustee and the Company, be in the form of a Redemption Request (with appropriate changes mutually agreed to by the Senior Note Indenture Trustee and the Company to reflect the fact that such Redemption Request is being executed by a Representative (including provision for signature guarantees)) and (c) in addition to all documents that are otherwise required to accompany a Redemption Request, shall be accompanied by the Series F Senior Note that is the subject of such Redemption Request and, if applicable, a properly executed assignment or endorsement. If the record interest in the Series F Senior Note is held by a nominee of the deceased Beneficial Owner, a certificate or letter from such nominee attesting to the deceased's ownership of a beneficial interest in the Series F Senior Note must also be delivered.

     Because of the limitations of the Company's requirement to redeem, no Beneficial Owner can have any assurance that its interest in the Series F Senior Notes will be paid prior to maturity.

Book-Entry Only Issuance--The Depository Trust Company

     DTC will act as the initial securities depositary for the Series F Senior Notes. The Series F Senior Notes will be issued only as fully-registered securities registered in the name of Cede & Co., DTC's nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully registered global Series F Senior Notes certificates will be issued, representing in the aggregate the total principal amount of Series F Senior Notes, and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "1934 Act"). DTC holds securities that its Participants deposit with DTC. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 85 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, GSCC, MBSCC and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The DTC rules applicable to its Participants are on file with the Securities and Exchange Commission (the "Commission"). More information about DTC can be found at www.dtcc.com.

     Purchases of Series F Senior Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Series F Senior Notes on DTC's records. The ownership interest of each actual purchaser of Series F Senior Notes is in turn to be recorded on the Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Participants through which the Beneficial Owners purchased Series F Senior Notes. Transfers of ownership interests in the Series F Senior Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series F Senior Notes, except in the event that use of the book-entry system for the Series F Senior Notes is discontinued.

     To facilitate subsequent transfers, all Series F Senior Notes deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Series F Senior Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series F Senior Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such Series F Senior Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Redemption notices shall be sent to DTC. If less than all of the Series F Senior Notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such Series F Senior Notes to be redeemed.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Although voting with respect to the Series F Senior Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (or such other DTC nominee) will itself consent or vote with respect to Series F

Senior Notes. Under its usual procedures, DTC would mail an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s (or such other DTC nominee's) consenting or voting rights to those Direct Participants to whose accounts the Series F Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Payments on the Series F Senior Notes will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from the Company or the Senior Note Indenture Trustee on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of such Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Participants.

     Except as provided herein, a Beneficial Owner of a global Series F Senior Note will not be entitled to receive physical delivery of Series F Senior Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series F Senior Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Series F Senior Note.

     DTC may discontinue providing its services as securities depositary with respect to the Series F Senior Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depositary is not obtained, Series F Senior Notes certificates will be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Series F Senior Notes. In that event, certificates for the Series F Senior Notes will be printed and delivered to the holders of record.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. The Company has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                      THE POLICY AND THE INSURER The Policy

     Concurrently with the issuance of the Series F Senior Notes, XL Capital Assurance Inc. (the "Insurer") will issue a financial guaranty insurance policy relating to the Series F Senior Notes (the "Policy"). The form of the Policy is attached to this Prospectus Supplement as Appendix A. The following summary of the terms of the Policy does not purport to be complete and is qualified in its entirety by reference to the Policy. Any capitalized terms used in this section but not defined herein have the meanings ascribed to them in the Policy.

     The Policy guarantees the scheduled payment of principal of and interest on the Series F Senior Notes when due. The Policy will extend for the term of the Series F Senior Notes and, once issued, cannot be canceled by the Insurer. The Policy will insure payment only on the stated maturity date, in the case of principal, and on stated dates for payment, in the case of interest. If any Series F Senior Notes become subject to redemption and insufficient funds are available for redemption of all such outstanding Series F Senior Notes, the Insurer will remain obligated to pay principal of and interest on such outstanding Series F Senior Notes on the originally scheduled principal and interest payment dates. In the event of any acceleration of the principal of the Series F Senior Notes, the insured payments will be made at such times and in such amounts as would have been made had there not been an acceleration.

     In the event the Senior Note Indenture Trustee has notice that any payment of principal of or interest on a Series F Senior Note which has become Due for Payment on any regularly scheduled principal payment date or Interest Payment Date and which is made to a holder by or on behalf of the Company has been deemed a preferential transfer and theretofore recovered from its holder pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, such holder will be entitled to payment from the Insurer to the extent of such recovery if sufficient funds are not otherwise available.

     The Policy does not insure any risk other than Nonpayment. Specifically, the Policy does not cover: a. payment on acceleration, as a result of a call for redemption or as a result of any other advancement of maturity; b. nonpayment of principal or interest caused by the insolvency or negligence of the Senior Note Indenture Trustee; or c. losses suffered as a result of a holder's inability to sell Series F Senior Notes.

     Upon payment of the insurance benefits with respect to a Series F Senior Note, the Insurer will become the owner of such Series F Senior Note or right to payment of principal or interest on such Series F Senior Note and will be fully subrogated to the rights to payment of the surrendering holder.

The Insurer

     The information set forth below has been provided by the Insurer for use in this Prospectus Supplement. None of the Company, the Senior Note Indenture Trustee or any Underwriter makes any representation or warranty or assumes any responsibility with respect to the information concerning the Insurer, its parent or the Policy contained or incorporated into this Prospectus Supplement. Neither the Company nor any Underwriter has made any independent investigation of the Policy or the Insurer, and reference should be made to the information set forth below for a description of the Policy. The Policy does not constitute a part of the contract between the Company and the holders. Except for the payment of the premium for the Policy to the Insurer, the Company has no responsibility whatsoever with respect to the Policy, including the maintenance or enforcement of the Policy or collection of amounts payable under the Policy.

     The Insurer accepts no responsibility for the accuracy or completeness of this Prospectus Supplement or any other information or disclosure contained herein, or omitted herefrom, other than with respect to the accuracy of the information regarding the Insurer and its affiliates set forth under this heading. In addition, the Insurer makes no representation regarding the Series F Senior Notes or the advisability of investing in the Series F Senior Notes.

     General. The Insurer is a monoline financial guaranty insurance company incorporated under the laws of the State of New York. The Insurer is currently licensed to do insurance business in, and is subject to the insurance regulation and supervision by, the State of New York, forty-seven other states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands and Singapore. The Insurer has licence applications pending, or intends to file an application, in each of those states in which it is not currently licensed.

     The Insurer is an indirect wholly owned subsidiary of XL Capital Ltd, a Cayman Islands corporation ("XL Capital Ltd"). Through its subsidiaries, XL Capital Ltd is a leading provider of insurance and reinsurance coverages and financial products to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. The common stock of XL Capital Ltd is publicly traded in the United States and listed on the New York Stock Exchange (NYSE:XL). XL Capital Ltd is not obligated to pay the debts of or claims against the Insurer.

     The Insurer was formerly known as The London Assurance of America Inc. ("London"), which was incorporated on July 25, 1991 under the laws of the State of New York. On February 22, 2001, XL Reinsurance America Inc. ("XL Re") acquired 100% of the stock of London. XL Re merged its former financial guaranty subsidiary, known as XL Capital Assurance Inc. (formed September 13, 1999), with and into London, with

London as the surviving entity. London immediately changed its name to XL Capital Assurance Inc. All previous business of London was 100% reinsured to Royal Indemnity Company, the previous owner at the time of acquisition.

     Reinsurance. The Insurer has entered into a facultative quota share reinsurance agreement with XL Financial Assurance Ltd ("XLFA"), an insurance company organized under the laws of Bermuda, and an affiliate of the Insurer. Pursuant to this reinsurance agreement, the Insurer expects to cede up to 90% of its business to XLFA. The Insurer may also cede reinsurance to third parties on a transaction-specific basis, which cessions may be any or a combination of quota share, first loss or excess of loss. Such reinsurance is used by the Insurer as a risk management device and to comply with statutory and rating agency requirements and does not alter or limit the Insurer's obligations under any financial guaranty insurance policy. With respect to any transaction insured by the Insurer, the percentage of risk ceded to XLFA may be less than 90% depending on certain factors including, without limitation, whether the Insurer has obtained third party reinsurance covering the risk. As a result, there can be no assurance as to the percentage reinsured by XLFA of any given financial guaranty insurance policy issued by the Insurer, including the Policy.

     Based on the audited financials of XLFA as of December 31, 2001, XLFA had total assets, liabilities, redeemable preferred shares and shareholders' equity of US$543,538,559, US$244,403,576, US$39,000,000 and US$260,134,983,
respectively, determined in accordance with generally accepted accounting principles in the United States. XLFA's insurance financial strength is rated "Aaa" by Moody's Investors Service, Inc. ("Moody's") and "AAA" by Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("Standard & Poor's"), and Fitch Ratings ("Fitch"). In addition, XLFA has obtained a financial enhancement rating of "AAA" from Standard & Poor's.

     The obligations of XLFA to the Insurer under the reinsurance agreement described above are unconditionally guaranteed by XL Insurance (Bermuda) Ltd ("XLI"), a Bermuda company and one of the world's leading excess commercial insurers. XLI is a wholly owned indirect subsidiary of XL Capital Ltd. In addition to having an "A+" rating from A.M. Best, XLI's insurance financial strength rating is "Aa2" by Moody's and "AA" by Standard & Poor's and Fitch. The ratings of XLFA and XLI are not recommendations to buy, sell or hold securities, including the Series F Senior Notes, and are subject to revision or withdrawal at any time by Moody's, Standard & Poor's or Fitch.

     Notwithstanding the capital support provided to the Insurer described in this section, the holders of the Series F Senior Notes will have direct recourse against the Insurer only, and neither XLFA nor XLI will be directly liable to the holders of the Series F Senior Notes.

     Financial Strength and Financial Enhancement Ratings of the Insurer. The Insurer's insurance financial strength is rated "Aaa" by Moody's and "AAA" by Standard & Poor's and Fitch. In addition, the Insurer has obtained a financial enhancement rating of "AAA" from Standard & Poor's. These ratings reflect Moody's, Standard & Poor's and Fitch's current assessment of the Insurer's creditworthiness and claims-paying ability as well as the reinsurance arrangement with XLFA described in "--Reinsurance" above.

     The above ratings are not recommendations to buy, sell or hold securities, including the Series F Senior Notes, and are subject to revision or withdrawal at any time by Moody's, Standard & Poor's or Fitch. Any downward revision or withdrawal of these ratings may have an adverse effect on the market price of the Series F Senior Notes. The Insurer does not guaranty the market price of the Series F Senior Notes nor does it guaranty that the ratings on the Series F Senior Notes will not be revised or withdrawn.

     Capitalization of the Insurer. Based on the audited financial statements for the Insurer as of December 31, 2001, the Insurer had total admitted assets of $158,442,157, total liabilities of $48,899,961 and total capital and surplus of $109,542,696 determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities ("SAP"). Based on the unaudited statutory financial statements for the Insurer as of December 31, 2002 filed with the State of New York Insurance Department, the Insurer has total admitted assets of $180,993,189, total liabilities of $58,685,217 and total capital and surplus of $122,307,972 determined in accordance with SAP.

     For further information concerning the Insurer and XLFA, see the financial statements of the Insurer and XLFA, and the notes thereto, incorporated by reference in this Prospectus Supplement. The financial statements of the Insurer and XLFA are included as exhibits to the periodic reports filed with the Commission by XL Capital Ltd and may be reviewed at the EDGAR website maintained by the Commission. All financial statements of the Insurer and XLFA included in, or as exhibits to, documents filed by XL Capital Ltd pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act on or prior to the date of this Prospectus Supplement, or after the date of this Prospectus Supplement but prior to termination of the offering of the Series F Senior Notes, shall be deemed incorporated by reference in this Prospectus Supplement. Except for the financial statements of XLCA and XLFA, no other information contained in XL Capital Ltd's reports filed with the Commission are incorporated by reference. Copies of the statutory quarterly and annual statements filed with the State of New York Insurance Department by the Insurer are available upon request to the State of New York Insurance Department.

     Regulation of the Insurer. The Insurer is regulated by the Superintendent of Insurance of the State of New York. In addition, the Insurer is subject to regulation by the insurance laws and regulations of the other jurisdictions in which it is licensed. As a financial guaranty insurance company licensed in the State of New York, the Insurer is subject to Article 69 of the New York Insurance Law, which, among other things, limits the business of each insurer to financial guaranty insurance and related lines, prescribes minimum standards of solvency, including minimum capital requirements, establishes contingency, loss and unearned premium reserve requirements, requires the maintenance of minimum surplus to policyholders and limits the aggregate amount of insurance which may be written and the maximum size of any single risk exposure which may be assumed. The Insurer is also required to file detailed annual financial statements with the New York Insurance Department and similar supervisory agencies in each of the other jurisdictions in which it is licensed.

     The extent of state insurance regulation and supervision varies by jurisdiction, but New York and most other jurisdictions have laws and regulations prescribing permitted investments and governing the payment of dividends, transactions with affiliates, mergers, consolidations, acquisitions or sales of assets and incurrence of liabilities for borrowings.

     THE FINANCIAL GUARANTY INSURANCE POLICIES ISSUED BY THE INSURER, INCLUDING THE POLICY, ARE NOT COVERED BY THE FLORIDA INSURANCE GUARANTY ASSOCIATION ACT SPECIFIED IN PART II OF CHAPTER 631 OF THE FLORIDA INSURANCE LAW OR THE PROPERTY/ CASUALTY INSURANCE SECURITY FUND SPECIFIED IN ARTICLE 76 OF THE NEW YORK INSURANCE LAW.

     The principal executive offices of the Insurer are located at 1221 Avenue of the Americas, 31st Floor, New York, New York 10020-1001 and its telephone number at this address is (212) 478-3400.

                                     RATINGS

     It is anticipated that Standard & Poor's and Moody's will assign the Series F Senior Notes the ratings of "AAA" and "Aaa", respectively, conditioned upon the issuance and delivery by the Insurer at the time of delivery of the Series F Senior Notes of the Policy, insuring the timely payment of the principal of and interest on the Series F Senior Notes. Such ratings reflect only the views of such ratings agencies, and an explanation of the significance of such ratings may be obtained only from such rating agencies at the following addresses:
Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007; and Standard & Poor's, 25 Broadway, New York, New York 10004. There is no assurance that such ratings will remain in effect for any period of time or that they will not be revised downward or withdrawn entirely by said rating agencies if, in their judgment, circumstances warrant. Neither the Company nor any Underwriter has undertaken any responsibility to oppose any proposed downward revision or withdrawal of a rating on the Series F Senior Notes. Any such downward revision or withdrawal of such ratings may have an adverse effect on the market price of the Series F Senior Notes.

     At present, each of such rating agencies maintains four categories of investment grade ratings. They are for Standard & Poor's--AAA, AA, A and BBB and for Moody's--Aaa, Aa, A and Baa. Standard & Poor's defines "AAA" as the highest rating assigned to a debt obligation. Moody's defines "Aaa" as representing the best quality debt obligation carrying the smallest degree of investment risk.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement dated the date hereof, the Company has agreed to sell to each of the Underwriters named below and each of the Underwriters severally has agreed to purchase the principal amount of the Series F Senior Notes set forth opposite its name below:

                                            Principal
                                            Amount of
                                            Series F

Name                                      Senior Notes
Edward D. Jones & Co., L.P             $
Goldman, Sachs & Co
   Total                               $65,000,000
                                        -------------

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Series F Senior Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to take and pay for all the Series F Senior Notes if any are taken.

     Series F Senior Notes sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this Prospectus Supplement. Any Series F Senior Notes sold by the Underwriters to securities dealers may be sold at a discount from the initial public offering price of up to % of the principal amount of Series F Senior Notes. If all the Series F Senior Notes are not sold at the initial offering price, the Underwriters may change the offering price and the other selling terms.

     Prior to this offering, there has been no public market for the Series F Senior Notes. The Underwriters have advised the Company that they intend to make a market in the Series F Senior Notes. The Underwriters will have no obligation to make a market in the Series F Senior Notes, however, and may cease market making activities, if commenced, at any time.

     The Company has agreed, during the period of 15 days from the date of the Underwriting Agreement, not to sell, offer to sell, grant any option for the sale of or otherwise dispose of any Series F Senior Notes, any security convertible into or exchangeable into or exercisable for Series F Senior Notes or any debt securities substantially similar to the Series F Senior Notes (except for the Series F Senior Notes issued pursuant to the Underwriting Agreement), without the prior written consent of the Underwriters.

     The Company estimates that it will incur offering expenses of approximately
$          , which includes the initial premium for the Policy.


     In connection with this offering and in compliance with applicable law and industry practice, the Underwriters may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Series F Senior Notes at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, purchasing Series F Senior Notes to cover syndicate short positions and imposing penalty bids. A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security. Covering a syndicate short position means placing a bid or effecting a purchase of a security on behalf of the underwriting syndicate to reduce a short position created in connection with the offering. Imposing a penalty bid means purchasing a security in the open market to reduce the underwriting syndicate's short position or to stabilize the price of the security and in connection therewith reclaiming the amount of the selling concession from the underwriters and selling group members who sold such securities as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any of the Underwriters makes any representation or prediction as the direction or magnitude of any effect that the transactions described above may have on the price of the Series F Senior Notes. In addition, neither the Company nor any of the Underwriters makes any representation that such transactions will be engaged in or that such transactions, once commenced, will not be discontinued without notice.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "1933 Act").

     The Underwriters and their affiliates engage in transactions with and, from time to time, have performed services for, the Company and its affiliates in the ordinary course of business.

                                     EXPERTS

     The Company's financial statements and the related financial statement schedule as of and for the year ended December 31, 2002 incorporated by reference in this Prospectus Supplement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Certain of the Company's financial statements incorporated by reference in this Prospectus Supplement have been audited by Arthur Andersen LLP ("Andersen"), independent public accountants, as indicated in their reports with respect to the financial statements, and are incorporated by reference in this Prospectus Supplement, in reliance upon the authority of Andersen as experts in giving such reports. On March 28, 2002, Southern's Board of Directors, upon recommendation of its Audit Committee, decided not to engage Andersen as the Company's principal public accountants. The Company has not obtained a reissued report from Andersen and has been unable to obtain, after reasonable efforts, Andersen's written consent to incorporate by reference Andersen's reports on the financial statements. Under these circumstances, Rule 437a under the 1933 Act permits this Prospectus Supplement to be filed without a written consent from Andersen. The absence of such written consent from Andersen may limit a holder's ability to assert claims against Andersen under Section 11(a) of the 1933 Act for any untrue statement of a material fact contained in the financial statements audited by Andersen or any omissions to state a material fact required to be stated in the financial statements.

     The balance sheets of the Insurer as of December 31, 2001 and December 31, 2000 and the related statements of operations and comprehensive income, changes in shareholder's equity and cash flows for each of the three years in the period ended December 31, 2001, incorporated by reference in this Prospectus Supplement, have been incorporated in this Prospectus Supplement in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The balance sheets of XLFA as of December 31, 2001 and December 31, 2000 and the related statements of operations and comprehensive income, changes in shareholder's equity and cash flows for each of the three years in the period ended December 31, 2001, incorporated by reference in this Prospectus Supplement, have been incorporated in this Prospectus Supplement in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                   APPENDIX A

                                 FORM OF POLICY



         XL Capital Assurance                       1221 Avenue of the Americas
                                                    New York, New York 10020
                                                    Telephone:  (212) 478-3400
                                                    Facsimile:    (212) 478-3597
FINANCIAL GUARANTY
INSURANCE POLICY

   OBLIGOR:                                                 Policy No:

   INSURED
   OBLIGATIONS:                                             Effective Date:



         XL Capital Assurance Inc. (XLCA), a New York stock insurance company, in consideration of the payment of the premium, hereby unconditionally and irrevocably guarantees to the Trustee for the benefit of the Owners of the Insured Obligations, the full and complete payment by the Obligor of Scheduled Payments in respect of the Insured Obligations, subject only to the terms of this Policy (which includes the Endorsement attached hereto).

         XLCA will pay the Insured Amount to the Trustee upon the presentation of a Payment Notice to XLCA (which Payment Notice shall include an irrevocable assignment to XLCA of all rights and claims in respect of the relevant Insured Obligation, as specified in the Payment Notice), on the later of (a) one (1) Business Day following receipt by XLCA of a Payment Notice or (b) the Business Day on which Scheduled Payments are due for payment. XLCA shall be subrogated to the Owners' rights to payment on the Insured Obligations to the extent of any payment by XLCA hereunder. The obligations of XLCA with respect to a Scheduled Payment will be discharged to the extent funds to pay such Scheduled Payment are deposited in the account specified in the Payment Notice, whether such funds are properly applied by the Trustee or claimed by an Owner.

         In addition, in the event that any Scheduled Payment which has become due for payment and which is made to an Owner by or on behalf of the Trustee is recovered or is recoverable from the Owner pursuant to a final order of a court of competent jurisdiction in an Insolvency Proceeding that such payment constitutes an avoidable preference to such Owner within the meaning of any applicable bankruptcy law, XLCA unconditionally and irrevocably guarantees payment of the amount of such recovery (in accordance with the Endorsement attached hereto).

         This Policy sets forth in full the undertaking of XLCA and shall not be cancelled or revoked by XLCA for any reason, including failure to receive payment of any premium due hereunder or under the Insurance Agreement, and may not be further endorsed or modified without the written consent of XLCA. The premium on this Policy is not refundable for any reason. This Policy does not insure against loss of any prepayment or other acceleration payment which at any time may become due in respect of any Insured Obligation, other than at the sole option of XLCA, nor against any risk other than Nonpayment and Avoided Payment, including any shortfalls, if any, attributable to the liability of the Obligor for taxes or withholding taxes if any, including interest and penalties in respect of such liability.

         THIS POLICY IS NOT COVERED BY THE PROPERTY/CASUALTY INSURANCE SECURITY FUND SPECIFIED IN ARTICLE 76 OF THE NEW YORK INSURANCE LAW.

         Any capitalized terms not defined herein shall have the meaning given such terms in the Endorsement attached hereto and forming a part hereof, or in the Insurance Agreement referenced therein. In witness whereof, XLCA has caused this Policy to be executed as of the Effective Date.


      Name:  Mary Jane Constant                     Name:  Henri N. Gourd
      Title:    Associate General Counsel           Title:    Managing Director

                 Financial Guaranty Insurance Policy Endorsement
                                 Effective Date

                         Attached to and forming part of
                     Financial Guaranty Insurance Policy No.


Obligor:


Insured Obligations:


Beneficiary:

Capitalized terms used herein and not otherwise defined herein or in the Policy shall have the meanings assigned to them in the Insurance Agreement as defined below.

                  As used herein the term "Business Day" means any day other than Saturday or Sunday on which commercial banking institutions in New York, New York are generally open for banking business.

                  As used herein the term "Insolvency Proceeding" means the commencement, after the date hereof, of any bankruptcy, insolvency, readjustment of debt, reorganization, marshalling of assets and liabilities or similar proceedings by or against any Person, the commencement, after the date hereof, of any proceedings by or against any Person for the winding up or liquidation of its affairs, or the consent, after the date hereof, to the appointment of a trustee, conservator, receiver or liquidator in any bankruptcy, insolvency, readjustment of debt, reorganization, marshalling of assets and liabilities or similar proceedings of or relating to any Person.

                  As used herein the term "Indenture" means the _____________ Indenture dated as of _______________ between the Obligor and ________________, as Trustee (the "Trustee"), as amended and supplemented, including by the ___________ Supplemental Indenture dated as of _______________.

                  As used herein the term "Insurance Agreement" means the Insurance Agreement dated as of _______________ by and among XLCA, _______________ and the Trustee, as may be amended or modified from time to time.

                  As used herein the term "Insured Amount" means that portion of the Scheduled Payments that shall become due for payment but shall be unpaid by reason of Nonpayment.

                  As used herein the term "Nonpayment" means, with respect to any Payment Date, the failure of the Trustee to receive in full, in accordance with the terms of the Indenture, that Scheduled Payment that is due for payment with respect to such date.

                  As used herein the term "Owner" means the registered owner of any Insured Obligation as indicated in the registration books maintained by or on behalf of the Obligor for such purpose or, if the Insured Obligation is in bearer form, the holder of the Insured Obligation.

                  As used herein, the term "Payment Date" means, in the case of scheduled interest on the Insured Obligations, each ____________, ____________, ____________ and ____________ of each year during the Term of this Policy, beginning _____________, and, in the case of scheduled principal of the Insured Obligations,
-------------.

                  As used herein, the term "Person" means an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization, and a government or any department or agency thereof.

                  As used herein the term "Scheduled Payment" means, with respect to any Payment Date during the Term of this Policy, scheduled payments of interest and principal, in accordance with the original terms of the Insured Obligations and the Indenture when issued and without regard to any subsequent amendment or modification of the Insured Obligations or the Indenture that has not been consented to in writing by XLCA. Notwithstanding the foregoing, "Scheduled Payments" shall in no event include payments which become due on an accelerated basis as a result of (a) any default by the Obligor, (b) the occurrence of an Event of Default under the Indenture, (c) mandatory or optional redemption, in whole or in part or (d) any other cause, unless XLCA elects, in its sole discretion, to pay such amounts in whole or in part (in which event Scheduled Payments shall include such accelerated payments as, when, and to the extent so elected by XLCA). In the event that it does not make such election, Scheduled Payments shall include payments due in accordance with the original scheduled terms without regard to any acceleration. In addition, "Scheduled Payment" shall not include, nor shall coverage be provided under the Policy in respect of, (i) any make whole, redemption or call premium payable in respect of the Insured Obligations, (ii) any amounts due in respect of the Insured Obligations attributable to any increase in interest rate, penalty or other sum payable by the Issuer by reason of any default or event of default in respect of the Insured Obligations, or by reason of any deterioration of the creditworthiness of the Issuer or (iii) any taxes, withholding or other charge imposed by any governmental authority due in connection with the payment of any Scheduled Payment to any holder of an Insured Obligation.

                  As used herein the term "Term of this Policy" means the period from and including the Effective Date to and including the first date on which
(i) all Scheduled Payments have been paid that are required to be paid by the Obligor under the Indenture; (ii) the 91-day period during which any Scheduled Payment could have been avoided in whole or in part as a preference payment under applicable bankruptcy, insolvency, receivership or similar law has expired, and (iii) if any proceedings requisite to avoidance as a preference payment have been commenced prior to the occurrence of (i) and (ii) above, a final and nonappealable order in resolution of each such proceeding has been entered; provided, however, that if the Owners are required to return any Avoided

Payment (as defined below) as a result of such insolvency proceeding, then the Term of the Policy shall terminate on the date on which XLCA has made all payments required to be made under the terms of this Policy in respect of all such Avoided Payments.

                  To make a claim under the Policy, the Trustee shall deliver to XLCA Payment Notice in the form of Exhibit A hereto (a "Payment Notice"), appropriately completed and executed by the Trustee. A Payment Notice under this Policy may be presented to XLCA by (i) delivery of the original Payment Notice to XLCA at its address set forth below, or (ii) facsimile transmission of the original Payment Notice to XLCA at its facsimile number set forth below. If presentation is made by facsimile transmission, the Trustee shall (x) simultaneously confirm transmission by telephone to XLCA at its telephone number set forth below, and (y) as soon as reasonably practicable, deliver the original Payment Notice to XLCA at its address set forth below. Any Payment Notice received by XLCA after 10:00 a.m., New York City time, on a Business Day, or on any day that is not a Business Day, will be deemed to be received by XLCA at 9:00 a.m., New York City time, on the next succeeding Business Day. XLCA shall make payments due in respect of Insured Amounts no later than 2:00 p.m. New York City time to the Trustee upon the presentation of a Payment Notice to XLCA on the later of (a) one (1) Business Day following receipt by XLCA of a Payment Notice or (b) the Business Day on which Scheduled Payments are due for payment.

                  Subject to the foregoing, if the payment of any amount with respect to the Scheduled Payment is voided (a "Preference Event") as a result of an Insolvency Proceeding and as a result of such Preference Event, the Owner is required to return such voided payment, or any portion of such voided payment, made in respect of the Insured Obligation (an "Avoided Payment"), XLCA will pay an amount equal to such Avoided Payment, as and when such payment would otherwise be due pursuant to the Insured Obligation and the Indenture without regard to acceleration or prepayment, and upon payment of such Avoided Payment and receipt by XLCA from the Trustee on behalf of such Owner of (x) a certified copy of a final order of a court exercising jurisdiction in such Insolvency Proceeding to the effect that the Owner or the Trustee on behalf of the Owner is required to return any such payment or portion thereof because such payment was voided under applicable law, with respect to which order the appeal period has expired without an appeal having been filed (the "Final Order"), (y) an assignment, substantially in the form attached hereto as Exhibit B, properly completed and executed by such Owner irrevocably assigning to XLCA all rights and claims of such Owner relating to or arising under such Avoided Payment, and
(z) a Payment Notice in the form of Exhibit A hereto appropriately completed and executed by the Trustee.

                  XLCA shall make payments due in respect of Avoided Payments no later than 2:00 p.m. New York City time on the Business Day following XLCA's receipt of the documents required under clauses (x) through (z) of the preceding paragraph. Any such documents received by XLCA after 10:00 a.m. New York City time on any Business Day or on any day that is not a Business Day shall be deemed to have been received by XLCA at 9:00 a.m., New York City time, on the next succeeding Business Day. All payments made by XLCA hereunder on account of any Avoided Payment shall be disbursed to the receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Final

Order and not to any Owner directly (unless an Owner previously paid such amount to the receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Final Order, in which case such payment shall be disbursed to the Trustee for distribution to such Owner upon proof of such payment reasonably satisfactory to XLCA).

                  XLCA hereby waives and agrees not to assert any and all rights to require the Trustee to make demand on or to proceed against any person, party or security prior to the Trustee demanding payment under this Policy.

                  No defenses, set-offs and counterclaims of any kind available to XLCA so as to deny payment of any amount due in respect of this Policy will be valid and XLCA hereby waives and agrees not to assert any and all such defenses (including, without limitation, defense of fraud in the inducement or fact, or any other circumstances which would have the effect of discharging a surety in law or in equity), set-offs and counterclaims, including, without limitation, any such rights acquired by subrogation, assignment or otherwise. Upon any payment hereunder, in furtherance and not in limitation of XLCA's equitable right of subrogation and XLCA's rights under the Insurance Agreement, XLCA will be subrogated to the rights of the Owner in respect of which such payment was made to receive any and all amounts due in respect of the obligations in respect of which XLCA has made a payment hereunder. Any rights of subrogation acquired by XLCA as a result of any payment made under this Policy shall, in all respects, be subordinate and junior in right of payment to the prior indefeasible payment in full of any amounts due the Owner on account of payments due under the Insured Obligation.

                  This Policy is neither transferable nor assignable, in whole or in part, except to a successor trustee duly appointed and qualified under the Indenture. All Payment Notices and other notices, presentations, transmissions, deliveries and communications made by the Trustee to XLCA with respect to this Policy shall specifically refer to the number of this Policy and shall be made to XLCA at:

                           XL Capital Assurance Inc.
                           1221 Avenue of the Americas
                           New York, New York 10020
                           Attention: Surveillance
                           Telephone: (212) 478-3400
                           Facsimile:  (212) 478- 3597

or such other address, telephone number or facsimile number as XLCA may designate to the Trustee in writing from time to time. Each such Payment Notice and other notice, presentation, transmission, delivery and communication shall be effective only upon actual receipt by XLCA.

                  The obligations of XLCA under this Policy are irrevocable, primary, absolute and unconditional, subject to satisfaction of the conditions for making a claim under the Policy, and neither the failure of any Person to perform any covenant or obligation in favor of XLCA (or otherwise), nor the failure or omission to make a demand permitted hereunder, nor the failure of any assignment or grant of any security interest, nor the commencement of any Insolvency Proceeding shall in any way affect or limit XLCA's obligations under this Policy. If a successful action or proceeding to enforce this Policy is brought by the Trustee, the Trustee shall be entitled to recover from XLCA costs and expenses reasonably incurred, including, without limitation, reasonable fees and expenses of counsel.

                  This Policy and the obligations of XLCA hereunder shall terminate on the expiration of the Term of this Policy. This Policy shall be returned to XLCA by the Trustee upon the expiration of the Term of this Policy.

                  The Property/Casualty Insurance Security Fund specified in
Article 76 of the New York Insurance Law does not cover this Policy. The Florida Insurance Guaranty Association created under Part II of Chapter 631 of the Florida Insurance Code does not cover this Policy. In the event that XLCA were to become insolvent, the California Insurance Guaranty Association, established pursuant to Article 14.2 of Chapter 1 of Part 2 of Division 1 of the California Insurance Code excludes from coverage any claims arising under this Policy.

                  THIS POLICY SHALL BE CONSTRUED, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

                  In the event any term or provision of the form of this Policy is inconsistent with the provision of this Endorsement, the provision of this Endorsement shall take precedence and be binding.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, XL Capital Assurance Inc. has caused this Endorsement to the Policy to be executed on the Effective Date.




     Name:  Mary Jane Constant                     Name:  Henri N. Gourd
     Title:    Associate General Counsel           Title:    Managing Director

                   Exhibit A to Financial Guaranty Policy No.

XL Capital Assurance Inc.
1221 Avenue of the Americas
New York, New York 10020
Attention:        Surveillance

                                 PAYMENT NOTICE
                       UNDER Financial Guaranty Policy No.

     _______________, as Trustee (the "Trustee"), hereby certifies to XL Capital Assurance Inc. ("XLCA") with reference to that certain Financial Guaranty Policy, No. ________, dated _______________ (the "Policy"), issued by XLCA in favor of the Trustee under the ____________ Indenture dated as of ____________ between ____________________ and the Trustee, as amended and supplemented, including by the ____________ Supplemental Indenture dated as of _______________ (the "Indenture"), as follows:

     1. The Trustee is the trustee under the Indenture and the beneficiary on behalf of each Owner of the Policy.

     2. The Trustee is entitled to make a demand under the Policy pursuant to the Indenture.

     3. This notice relates to the [insert date] Payment Date. The amount demanded is to be paid in immediately available funds to the [Specify Account] at [Identify Financial Institution Holding Account] account number[_____].

     [For a Payment Notice in respect of Insured Amounts other than Avoided Payment, use paragraph 4.]

     4. The Trustee demands payment of $________ which is an amount equal to the amount by which the Scheduled Payment due on the above Payment Date exceeds the funds made available to the Trustee to pay such Scheduled Payment.

     [For a Payment Notice in respect of an Avoided Payment use the following paragraphs [4] or [5].]

     [4.] or [5.] The Trustee hereby represents and warrants, based upon information available to it, that (i) the amount entitled to be drawn under the Policy on the date hereof in respect of Avoided Payments is the amount paid or to be paid simultaneously with such draw on the Policy by the Owner on account of a Preference Event [$________] (the "Avoided Payment Amount"), (ii) the Owner with respect to which the drawing is being made under the Policy has paid or simultaneously with such draw on the Policy will pay such Avoided Payment Amount, and (iii) the documents required by the Policy to be delivered in connection with such Avoided Payment and Avoided Payment Amount have previously been presented to XLCA or are attached hereto.

     [6] The Trustee agrees that, following payment of funds by XLCA, it shall use reasonable efforts to procure (a) that such amounts are applied directly to the payment of any Insured Amount which is due for payment; (b) that such funds are not applied for any other purpose; and (c) the maintenance of accurate records of such payments in respect of the Insured Obligation and the corresponding claim on the Policy and the proceeds thereof.

     [7] The Trustee, on behalf of itself and the Owners, hereby assigns to XLCA all rights and claims (including rights of actions and claims in respect of securities laws violations or otherwise) of the Trustee and the Owners with respect to the Insured Obligation to the extent of any payments under the Policy. The foregoing assignment is in addition to, and not in limitation of, rights of subrogation otherwise available to XLCA in respect of such payments. The Trustee shall take such action and deliver such instruments as may be reasonably required by XLCA to effectuate the purposes of this paragraph [7].

     [8] The Trustee, on behalf of itself and the Owners, hereby appoints XLCA as agent and attorney-in-fact for the Trustee and the Owners in any legal proceeding in respect of the Insured Obligation. The Trustee, on behalf of itself and the Owners, thereby (and without limiting the generality of the preceding sentence) agrees that XLCA may, at any time during the continuation of any proceeding by or against any debtor with respect to which a Preference Claim (as defined below) or other claim with respect to the Insured Obligation is asserted under any Insolvency Proceeding, direct all matters relating to such Insolvency Proceeding, including, without limitation, (a) all matters relating to any claim in connection with a Insolvency Proceeding seeking the avoidance as a preferential transfer of any payment made with respect to the obligations (a "Preference Claim"), (b) the direction of any appeal of any order relating to any Preference Claim and (c) the posting of any surety, supersedeas or performance bond pending any such appeal. In addition, the Trustee, on behalf of itself and the Owners, hereby agrees that XLCA shall be subrogated to, and the Trustee, on behalf of itself and the Owners, hereby delegates and assigns, to the fullest extent permitted by law, the rights of the Trustee and the Owners in the conduct of any Insolvency Proceeding, including, without limitation, all rights of any party to an adversary proceeding or action with respect to any court order issued in connection with any such Insolvency Proceeding.

     Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Policy or Indenture.

     IN WITNESS WHEREOF, this notice has been executed this ____ day of ________, ____.

                             ______________________________, as Trustee

                       By:
                            ----------------------------------------
                            Authorized Officer

Any Person Who Knowingly And With Intent To Defraud Any Insurance Company Or Other Person Files An Application For Insurance Or Statement Of Claim Containing Any Materially False Information, Or Conceals For The Purpose Of Misleading Information Concerning Any Fact Material Thereof, Commits A Fraudulent Insurance Act, Which Is A Crime, And Shall Also Be Subject To A Civil Penalty Not To Exceed Five Thousand Dollars And The Stated Value Of The Claim For Each Such Violation

              Exhibit B to Financial Guaranty Insurance Policy, No.

                               Form of Assignment

         Reference is made to the Financial Guaranty Insurance Policy No. __________, dated _______________ (together with the Endorsement attached thereto, the "Policy"), issued by XL Capital Assurance Inc. ("XLCA") relating to the ____________________ due ______________________________ issued by
_________________. Unless otherwise defined herein, capitalized terms used in this Assignment shall have the meanings assigned thereto in the Policy as incorporated by reference therein. In connection with the Avoided Payment of [$ ] paid by the undersigned (the "Owner") on [ ] and the payment by XLCA in respect of such Avoided Payment pursuant to the Policy, the Owner hereby irrevocably and unconditionally, without recourse, representation or warranty (except as provided below), sells, assigns, transfers, conveys and delivers all of such Owner's rights, title and interest in and to any rights or claims, whether accrued, contingent or otherwise, which the Owner now has or may hereafter acquire, against any person relating to, arising out of or in connection with such Avoided Payment. The Owner represents and warrants that such claims and rights are free and clear of any lien or encumbrance created or incurred by such Owner.1


                                                     Owner







     1 In the event that the terms of this form of assignment are reasonably determined to be insufficient solely as a result of a change of law or applicable rules after the date of the Policy to fully vest all of the Owner's right, title and interest in such rights and claims, the Owner and XLCA shall agree on such other form as is reasonably necessary to effect such assignment, which assignment shall be without recourse, representation or warranty except as provided above.

                                   APPENDIX B

                           FORM OF REDEMPTION REQUEST

                                             Gulf Power Company

Series F % Senior Insured Quarterly Notes due April 1, 2033 (the "Series F
Notes")


                                    CUSIP NO.

     The undersigned, (the "Participant"), does hereby certify, pursuant to the provisions of that certain Senior Note Indenture, dated as of January 1, 1998, as supplemented by the Sixth Supplemental Indenture, dated as of March , 2003 (the "Indenture") made by and between Gulf Power Company (the "Company") and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as Trustee (the "Trustee"), to The Depository Trust Company (the "Depositary"), the Company and the Trustee that:

     1. [Name of deceased Beneficial Owner] is deceased.

     2.   [Name of deceased Beneficial Owner] had a $          interest in the
above referenced Series F Notes.


     3. [Name of Representative] is [Beneficial Owner's personal representative/other person authorized to represent the estate of the Beneficial Owner/surviving joint tenant/surviving tenant by the entirety/trustee of a trust] of [Name of deceased Beneficial Owner] and has delivered to the undersigned a request for redemption in form satisfactory to the undersigned, requesting that $ principal amount of said Series F Notes be redeemed pursuant to said Indenture. The documents accompanying such request, all of which are in proper form, are in all respects satisfactory to the undersigned and [Name of Representative] is entitled to have the Series F Notes to which this Request relates redeemed.

     4. The Participant holds the interest in the Series F Notes with respect to which this Request for Redemption is being made on behalf of [Name of deceased Beneficial Owner].

     5. The Participant hereby certifies that it will indemnify and hold harmless the Depositary, the Trustee and the Company (including their respective officers, directors, agents, attorneys and employees), against all damages, loss, cost, expense (including reasonable attorneys' and accountants' fees), obligations, claims or liability (collectively, the "Damages") incurred by the indemnified party or parties as a result of or in connection with the redemption of Series F Notes to which this Request relates. The Participant will, at the request of the Company, forward to the Company, a copy of the documents submitted by [Name of Representative] in support of the request for redemption.

     IN WITNESS WHEREOF, the undersigned has executed this Redemption Request as
 of                  ,        .


                               [PARTICIPANT NAME]

                                By: Name: Title:

                                   $65,000,000

                                [Gulf Power logo]

             Series F % Senior Insured Quarterly Notes (IQ NotesSM)

                                due April 1, 2033

                              PROSPECTUS SUPPLEMENT

Edward D. Jones & Co., L.P.                                 Goldman, Sachs & Co.

                                  March , 2003